Exhibit 99.1

PE Facility Solutions, LLC

Financial Statements

Year Ended December 31, 2018

PE FACILITY SOLUTIONS, LLC

Financial Statements

Year Ended December 31, 2018

INDEPENDENT AUDITORS' REPORT

To the Board of Directors of PE Facility Solutions, LLC

We have audited the accompanying financial statements of PE Facility Solutions, LLC (the "Company"), which comprise the balance sheet as of December 31, 2018, and the related statements of operations, changes in members' deficit, and cash flows for the years then ended, the related notes to the financial statements.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PE Facility Solutions, LLC as of December 31, 2018 and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

San Diego,

California March 8, 2019

PE FACILITY SOLUTIONS, LLC

Balance Sheet

December 31, 2018

ASSETS

Current Assets:

Cash and cash equivalents	$374,107
Trade accounts receivable, net	7,666,016
Inventory	16,432
Prepaid expenses and other current assets	462,161

Total Current Assets	8,518,716

Non-Current Assets:
Property and equipment, net	391,922
Tradename, net	1,527,983
Goodwill, net	9,004,847
Deferred financing costs - line of credit, net	13,685

Total Non-Current Assets	10,938,437
Total Assets	$19,457,153

LIABILITIES AND MEMBER'S EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	$3,804,237
Sales tax payable	217,358
Accrued expenses and other current liabilities	1,552,073
Accrued payroll and related expenses	1,848,472
Related party current portion of long-term debt	493,750
Current portion of long-term debt	9,385

Total Current Liabilities	7,925,275

Related Party Long-Term Debt, net of current portion	18,754,467
Long-Term Debt, net of current portion	12,053
Other Long Term Liabilities	164,906

Total Liabilities	26,856,701

Members' Deficit:
Members' capital	10
Accumulated deficit	(7,399,558)

Total Members' Deficit	(7,399,548)
Total Liabilities and Members' Deficit	$19,457,153

See accompanying notes to financial statements	2

PE FACILITY SOLUTIONS, LLC

Statement of Operations

Year Ended December 31, 2018

Sales Revenue	$60,803,907
Cost of Goods Sold	49,142,825
11,661,082
Operating Expenses	8,356,797
Depreciation and Amortization	1,534,900
Non-Recurring Professional and Legal	361,069
Loss on Sale of Property and Equipment	19,106
10,271,872
Income From Operations	1,389,210

Other Expense:
Other expense	122,788
Interest expense	2,922,943
Total Other Expense	3,045,731
Loss Before Income Taxes	(1,656,521)
Income Tax Expense	50,566
Net Loss	(1,707,087)
Accumulated Deficit, beginning	(5,692,471)
Accumulated Deficit, ending	$(7,399,558)

See accompanying notes to financial statements	3

PE FACILITY SOLUTIONS, LLC

Statement of Changes in Members' Deficit

Year Ended December 31, 2018

	Member Units	Members' Capital	Accumulated Deficit	Total
Balance, December 31, 2017	90.75	$10	$(5,692,471)	$(5,692,461)
Issuance of Common Units to Employees	3.75	-	-	-
Net Loss	-	-	(1,707,087)	(1,707,087)
Balance, December 31, 2018	94.50	$10	$(7,399,558)	$(7,399,548)

See accompanying notes to financial statements	4

PE FACILITY SOLUTIONS, LLC

Statement of Cash Flows

Year Ended December 31, 2018

Cash Flows from Operating Activities:
Net Loss	$(1,707,087)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	245,166
Amortization of intangible assets	1,289,734
Amortization of deferred financing costs	122,998
Interest capitalized on Term Loan B	606,782
Loss on sale of property and equipment Changes in assets and liabilities:	19,106
Accounts receivable	(30,462)
Inventory	(3,999)
Prepaid expenses	125,957
Accounts payable	(539,985)
Accrued expenses	415,947
Other long term liabilities	(60,094)
Net Cash Provided by Operating Activities	484,063
Cash Flows Used by Investing Activites:
Purchases of property and equipment	(287,498)
Cash Flows from by Financing Activites:
Payments on related party long-term debt	(3,517,825)
Net proceeds on related party line of credit	1,947,845
Payments on notes payable	(2,324)
Net Cash Used by Investing Activities	(1,572,304)
Net Decrease in Cash	(1,375,739)
Cash, beginning	1,749,846
Cash, ending	$374,107
Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for interest	$2,316,161
Cash paid during the year for income taxes	$50,566

Supplemental Disclosures of Noncash Investing and Financing Activities:
Acquisition of equipment through issuance of notes payable	$23,762

See accompanying notes to financial statements	5

PE FACILITY SOLUTIONS, LLC

Notes to the Financial Statements

Year Ended December 31, 2018

Note 1 - Business Activity and Summary of Significant Accounting Policies

Business Activity

PE Facility Solutions, LLC (the "Company") is a perpetual term Limited Liability Company formed in Delaware on February 3, 2017 by Great Elm Capital Corp ("Great Elm"). The Company provides customized facility maintenance services and solutions to a diverse set of organizations, including government, data centers, aerospace, secure facilities, biotech and pharmaceuticals, healthcare, higher education, and commercial real estate throughout North America.

The Company generated a net loss in 2018 and the Company has also not met certain lending covenants under the Credit Facility described in Note 4, although such non-compliance has been waived by the lender.

The Company has prepared cash flow projections for 2019 and beyond, that when combined with working capital as of December 31, 2018 of approximately $500,000, indicate sufficient liquidity to meet working capital needs and debt service obligations through at least 2020. The Company also has borrowing capacity under the revolving portion of the Credit Facility up to $6,000,000, although its ability to borrow is dependent upon the level of qualified receivables and continued compliance with lending covenants. The Company's cash flow projections are dependent upon assumptions about revenues and costs that require significant judgment. Actual results may vary from these projections. If actual results vary unfavorably from the Company's projections, the Company may be required to curtail operations in order to conserve sufficient liquidity to meet its working capital and debt service obligations, and to remain in compliance with its lending covenants. There can be no assurance that the Company will be able to curtail operations sufficient to meet those objectives, however the lender has provided representations of its intent to waive any potential non-compliance through at least March 8, 2019.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP") requires management to make estimates and assumptions that affect amounts reported in the accompanying financial statements. Elements of the Company's financial statements subject to significant estimates include the estimated fair value of assets and liabilities upon acquisition, impairment of long- lived intangible assets, the allowance for doubtful accounts, and useful lives of depreciable and amortizable assets, among others. Such estimates and assumptions involve complexity and actual results could vary significantly, which could impact the amounts reported and disclosures herein.

Cash and Cash Equivalents

The Company considers highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The Company maintains its cash balances primarily in area banks. Interest and noninterest bearing accounts are aggregated and insured up to $250,000 per bank by the Federal Deposit Insurance Corporation. At December 31, 2018, the Company had approximately $331,000 in cash that was exposed to uninsured deposit risk. The Company has not experienced any losses in such accounts and believes the accounts are not exposed to any significant credit risk.

Accounts Receivable

Accounts receivable are presented net of an allowance for doubtful accounts. The Company controls credit risk through credit approvals, credit limits, and customer balance monitoring. On a regular basis, the Company evaluates its accounts receivable based on customer and industry credit conditions and historical write-offs and collections, and adjusts its allowance for doubtful accounts accordingly. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Management has recorded an allowance for uncollectible accounts of $107,946 at December 31, 2018.

Inventories

Inventories are recorded at the lower of cost and net realizable value. The Company's inventory primarily consists of cleaning supplies and materials to be used on the customers' premises.

6

PE FACILITY SOLUTIONS, LLC

Notes to the Financial Statements

Year Ended December 31, 2018

Note 1 - Business Activity and Summary of Significant Accounting Policies, continued

Property and Equipment

Property and equipment are stated at either fair value upon acquisition or at cost. Maintenance and repairs are charged to operations as incurred; improvements and major repairs that extend the useful life of the asset are capitalized. When assets are retired or otherwise disposed of, their costs and related accumulated depreciation are removed from the accounts and resulting gains or losses are included in income. Amounts included in property and equipment are depreciated using the straight-line method over estimated useful lives ranging from one to seven years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the related lease term.

Impairment of Long-Lived Assets

For the purpose of evaluating potential impairment, the Company classifies its long-lived assets in two categories:

(1) tangible and intangible long-lived assets with definite lives subject to depreciation and amortization and (2) goodwill.

Tangible and Intangible Assets Subject to Depreciation and Amortization

This category includes the carrying value of property and equipment and the carrying value of amounts assigned to trade names. The Company evaluates such assets for impairment when events or changes in circumstances indicate the carrying value of such assets may not be recoverable. The carrying value of such assets is deemed recoverable if the sum of the future undiscounted cash flows associated with such assets (individually or in related groups) exceeds the carrying value. If the sum of the future undiscounted cash flows is less than the carrying value, impairment is deemed present. Impairment, if any, is then measured based on fair value. The Company has concluded that no impairment indicators were present as of December 31, 2018.

Goodwill

The Company has elected to account for goodwill and goodwill impairment in accordance with the provisions of Accounting Standards Update ("ASU") No. 2014-02, Intangibles - Goodwill and Other (Topic 350). Under ASU No. 2014-02, a private company is permitted to amortize goodwill over a useful life that may not exceed ten years. Further, ASU No. 2014-02 permits a private company to evaluate goodwill for impairment at the entity or a reporting unit level. Lastly, ASU No. 2014-02 requires that a private company considers potential impairment of goodwill when one or more possible triggering events or indicators of impairment are present for the entity or the reporting unit. Impairment, if any, is then measured as the difference between the estimated fair value and the then carrying value of the entity or the reporting unit. The Company has concluded that there are no indicators of potential goodwill impairment as of December 31, 2018.

Deferred Financing Costs

Deferred financing costs represent fees and other related costs incurred in obtaining debt financing. Deferred financing costs associated with term loans are presented as a direct reduction to the debt instrument to which they relate and are amortized using the effective interest method over the term of the instrument. Deferred financing costs associated with revolving credit facilities are presented as another asset and amortized straight- line over the term of the instrument.

Revenue Recognition

The Company earns revenue under long-term service contracts to provide facility maintenance services. The Company's service commitments may be fixed for the term of the contract or variable based upon the level of time incurred and materials used. Contracts generally have a term of one to three years and are automatically renewable. Billing for fees for services under both fixed fee and time and materials arrangement normally occurs on a monthly basis as services are rendered.

7

PE FACILITY SOLUTIONS, LLC

Notes to the Financial Statements

Year Ended December 31, 2018

Note 1 - Business Activity and Summary of Significant Accounting Policies, continued

The Company recognizes revenue under long-term service contracts when persuasive evidence of an arrangement exists, services have been rendered, the fee is fixed or determinable, and collectability is reasonably assured. The Company measures the delivery of service using the proportional performance method. For fixed priced contracts with a defined and fixed monthly level of effort, revenue is recognized ratably over the term of the contract. Revenue from time and materials contracts is recognized based upon actual hours incurred multiplied by contractual billing rates and the cost of materials used in providing services. Fees billed in advance of service delivery are deferred until services are rendered.

Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and therefore are excluded from revenues in the accompanying statement of operations.

Income Taxes

The Company has elected to be taxed as a subchapter C corporation. As a result, the Company accounts for income taxes using the asset and liability method, whereby deferred tax assets and liabilities are recognized using statutory tax rates for the future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities. Deferred tax assets represent amounts available to reduce income taxes payable on taxable income in future years. The Company regularly evaluates the likelihood that the deferred tax assets are recoverable by assessing whether the Company expects to have sufficient future taxable income to utilize these future deductions and credits. To the extent the Company believes the recoverability is less than likely, a valuation allowance against the deferred tax assets will be established.

The Company evaluates uncertain tax positions based on a determination of whether and how much of a tax benefit taken by the Company in its tax filing positions is more likely than not to be realized. Potential interest and penalties associated with uncertain tax positions are recorded as a component of income tax expense. Management has concluded that no uncertain tax positions are currently present. The Company's returns for all periods since inception are subject to review by taxing authorities.

Fair Value Measurements

The Company is required to develop fair value estimates when measuring and recording the assets acquired in the Acquisition and, when necessary, potential impairment of long-lived assets. Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The Financial Accounting Standards Board ("FASB") has established a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value and also establishes the following three levels of inputs that may be used to measure fair value:

Level 1 - Inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 - Inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the same term of the financial instrument.

Level 3 - Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

A financial instrument's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

As a practical expedient, certain financial instruments may be valued using net asset value (NAV) per share. NAV is the amount of net assets attributable to each share of outstanding capital stock at the end of the period.

8

PE FACILITY SOLUTIONS, LLC

Notes to the Financial Statements

Year Ended December 31, 2018

Note 1 - Business Activity and Summary of Significant Accounting Policies, continued

The Company utilizes the best available information in measuring fair value. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. Some assets and liabilities are required to be recorded at fair value on a recurring basis, while other assets and liabilities are recorded at fair value on a non-recurring basis.

Significant Customers and Concentrations

At December 31, 2018, the Company had one customer that accounted over 29% of total revenue and two customers that accounted over 45% of total accounts receivable.

Equity-Based Compensation

The Company is required to recognize compensation expense in the accompanying statement of operations using the fair value method for all employee stock-based awards. Fair value is determined using option pricing models for unit option awards. For restricted unit awards, fair value is determine based upon the fair value of an unrestricted unit. Measurement of the fair value of an award normally occurs on the grant date for employee based awards. Because there is no ready market for the equity of the Company, the estimates of fair value of the common units or common unit options require significant judgment. The Company's stock-based compensation is more fully discussed in Note 7.

Future Accounting Standards

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). ASU No. 2014-09 establishes principles for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. During 2015 and 2016, the FASB also issued ASU No. 2015-14, which defers the effective date of ASU No. 2014-09; ASU No. 2016-08, Principal versus Agent Considerations (Reporting Revenue Gross versus Net), which clarifies the implementation guidance on principal versus agent considerations in Topic 606; ASU No. 2016-10, Identifying Performance Obligations and Licensing, which clarifies the identification of performance obligations and the licensing implementation guidance; ASU No. 2016-12, Narrow-Scope Improvements and Practical Expedients and ASU No. 2016-20, Technical Corrections and Improvements to Topic 606, which both affect narrow aspects of Topic 606. The Company is currently assessing the effect of Topic 606 (as amended) will have on its results of operations, financial position, and cash flows. The Company will adopt ASU 2014-09 effective January 1, 2019 on a modified retrospective basis.

In February 2016, the FASB issued ASU No. 2016-02 Leases. The primary change in GAAP addressed by ASU 2016-02 is the requirement for a lessee to recognize on the balance sheet a liability to make lease payments ("lease liability") and a right-of-use asset representing its right to use the underlying asset for the lease term. ASU 2016-02 also requires qualitative and quantitative disclosures to enable users of the financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for fiscal years beginning after December 15, 2019. Lessees must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The Company is evaluating the effect that ASU 2016-02 will have on its financial statements and related disclosures.

Subsequent Events

The Company has evaluated subsequent events through March 8, 2019, which is the date the financial statements were available to be issued.

9

PE FACILITY SOLUTIONS, LLC

Notes to the Financial Statements

Year Ended December 31, 2018

Note 2 - Intangible Assets

The following table represents the activity related to intangible assets as of December 31, 2018:

Tradename	$1,871,000
Goodwill	11,026,343
12,897,343
Less accumulated amortization	(2,364,513)
$10,532,830

Amortization expense for the year ended December 31, 2018 was $1,289,734.

The following table represents future amortization of intangible assets, including goodwill, as of December 31, 2018:

December 31,
2019	$1,289,734
2020	1,289,734
2021	1,289,734
2022	1,289,734
2023	1,289,734
Thereafter	4,084,160
Total Amortization	$10,532,830

Note 3 - Property and Equipment

At December 31, 2018, property and equipment consisted of the following:

Cleaning equipment	$572,659
Furniure and fixtures	62,522
Leasehold improvements	52,119
Vehicles	92,979
Computer software	23,600
803,879
Less accumulated depreciation	(411,957)
Property and Equipment, net	$391,922

Depreciation expense for the year ended December 31, 2018 was $245,166.

10

PE FACILITY SOLUTIONS, LLC

Notes to the Financial Statements

Year Ended December 31, 2018

Note 4 - Related Party

At December 31, 2018, related party debt consisted of the following:

Term Loan A	$9,800,000
Term Loan B	6,694,932
Line of Credit	1,947,845
Executive Note	1,181,250
19,624,027
Less deferred financing fees	(375,810)
Less current portion	(493,750)
$18,754,467

Following is a summary of future principal payments at December 31:

2019	$493,750
2020	887,500
2021	100,000
2022	18,142,777
$19,624,027

The Credit Facility is comprised of Term Loan A, Term Loan B and the revolving line of credit.

Term Loan A

The Company has a loan from Great Elm with interest payable at LIBOR plus 11% (currently 13.35%). Periodic repayments of principal equal to 1% of then outstanding at the end of each calendar year, with the remaining principal and any unpaid interest due in full on February 27, 2022.

Term Loan B

The Company has a loan from Great Elm with interest payable compounded monthly at LIBOR plus 14% (currently 16.35%). Outstanding principal and any accrued and unpaid interest due in full on February 27, 2022.

Amounts outstanding under Term Loan A and Term Loan B may be prepaid at the option of the Company or may be put by the bank in the event of certain occurrences. In the event of prepayment, the Company will be required to repay all amounts outstanding plus any accrued but unpaid interest, plus a premium of up to 5 percent, of which the amount decreases over time. Great Elm agreed to waive the prepayment premium in certain circumstances.

Line of Credit

The Company has a revolving line of credit with Great Elm. The line of credit has a borrowing capacity of

$6,000,000 and the Company can borrow a minimum of $100,000 at any time. Interest is charged at LIBOR plus 9% (currently 11.35%). The line of credit, including any accrued and unpaid interest is due in full on February 27, 2022.

Deferred financing costs associated with the line of credit of $13,685 as of December 31, 2018, are included in other long-term assets in the accompanying balance sheet.

The Company recorded $122,998 of amortization related to deferred financing fees for the Credit Facility, which are included in other expense on the accompanying statement of operations.

11

PE FACILITY SOLUTIONS, LLC

Notes to the Financial Statements

Year Ended December 31, 2018

Note 4 - Related Party, continued

Interest expense for the Credit Facility for the year ended December 31, 2018 was $2,826,426. As of December 31, 2018, $94,259 of accrued but unpaid interest related to Term Loan B has been included in the carrying amount of Term Loan B in the accompanying balance sheet.

Amounts borrowed are secured by substantially all of the assets of the Company. The Company is also subject to certain covenants, including limits on the annual amount of capital expenditures, borrowing activity other than under the loans, and restrictions on certain other business activity. The Company must also maintain a certain fixed charges coverage ratio, and retain cash on hand of not less than $175,000 at any given time. As of December 31, 2018, the Company was in violation of certain covenants under the Credit Facility.

Executive Note

The Company entered into an employment agreement with an executive. The note has annual payments of

$393,750 with monthly interest of LIBOR plus a margin of 10% and has a maturity date of February 28, 2020. The note may be prepaid by the Company at any time without premium, and includes certain provisions restricting certain activities of the Company.

Note 5 - Notes Payable

The Company is party to two notes related to the acquisition of equipment and a vehicle used in operations. These notes are both due in 2021. Interest on these notes range from 6.24% to 6.27%. As of December 31, 2018,

$21,438 was outstanding under these notes.

Following is a summary of future principal payments at December 31:

2019	$9,385
2020	9,989
2021	2,064
$21,438

Note 6 - Operating Leases

The Company leases multiple properties under non-cancelable operating leases that expire at various dates through November 2022. For the year ended December 31, 2018, rent expense associated with these leases was

$474,356.

The Company also leases equipment under non-cancelable operating leases that expire at various dates through October 2022. For the year ended December 31, 2018 total rent expense associated with equipment leases was

$39,286.

At December 31, 2018, future minimum rentals under the non-cancelable portion of the operating leases with expiration dates in excess of one year are as follows:

Years ending December 31,
2019	$356,697
2020	194,667
2021	74,165
2022	56,842
$682,371

12

PE FACILITY SOLUTIONS, LLC

Notes to the Financial Statements

Year Ended December 31, 2018

Note 7 - Members' Capital

The Company may issue two classes of units, common and preferred. Upon formation, the Company issued 83 common units to a single member for $10. No preferred units have been issued as of December 31, 2018. As discussed in Note 8, the Company issued restricted common units to certain employees.

Note 8 - Equity-Based Awards

The Company has granted 23 restricted common units, (the "Units") at no cost to certain executives of the Company. The Units are subject to vesting over periods ranging from one to four years of continuous service, or in the case of five of the Units, based upon the achievement of certain performance milestones. In the event of a change in control (as defined in the grant agreements) all unvested Units will automatically vest.

The unvested Units for the year ended December 31, 2018 is as follows:

	Number of Restricted Units	Average Fair Value Per Unit
Unvested at December 31, 2017	9.25	$-
Granted	7.00	-
Cancelled	(1.00)	-
Vested	(3.75)	-
Unvested at December 31, 2018	11.50	$-

As of December 31, 2018, 11.5 Units have been issued.

The Company estimates the fair value of the Units based upon the estimated fair value of a common unit of the Company. The Company records compensation related to the Units based upon the difference in the fair value of common unit and the price paid, if any, straight-line over the service period, which is generally the vesting period.

The Company has estimated that the fair value of the Units subject to both service and performance based vesting is nominal on the grant date and through December 31, 2018, and thus has not recorded any compensation expense related to the Units.

13

PE FACILITY SOLUTIONS, LLC

Notes to the Financial Statements

Year Ended December 31, 2018

Note 9 - Income Taxes

The Company generated a taxable loss for the year ended December 31, 2018. As a result, the Company has not recorded any income tax payable or current provision. The Company is subject to certain activity-based minimum taxes in several states.

The following are the components of deferred tax assets and liabilities as of December 31, 2018 :

Deferred income taxes consisted of the following:
Total deferred income tax asset	$482,094
Total valuation allowance	(482,094)
Long-term deferred income tax liability	$-

The components of the provision for income taxes are as follows:
State minimum tax expense	$50,566

The Company records a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realizability of deferred tax assets depends on the ability to generate sufficient taxable income of the requisite character and in the appropriate taxing jurisdictions. The Company has provided a full valuation allowance against its net deferred tax asset as of December 31, 2018 as it is not currently more likely than not that such assets can be realized.

The Company's income taxes computed at federal statutory rates differs from the effective rate primarily as a result of the valuation allowance recorded against the net deferred tax asset as of December 31, 2018, and other permanent tax differences.

As of December 31, 2018, the Company had approximately $3,400,000 in federal and state net operating loss carryforwards ("NOLs") that will expire in 2037. The ability to fully utilize those NOLs may be limited in the event of certain future transactions including changes in control.

Note 10 - Retirement Plans

The Company sponsors a safe harbor defined contribution covering substantially all employees meeting minimum eligibility requirements. Employees are permitted to make elective deferrals subject to certain limitations. The Company is permitted to make annual contributions at its discretion. For the year ended December 31, 2018, the Company made contributions to the plan of $132,330.

Note 11 - Contingencies

Insurance

As of December 31, 2018, the Company's workers compensation insurance incorporated a form of loss sharing with the carrier in addition to premiums paid to cap the Company's maximum liabilities. The Company provides a reserve for its portion of any claims under this policy. At December 31, 2018, the reserve related to this workers compensation policy was $1,258,580 and is included in accrued expenses in the accompanying balance sheet. Actual claim results could vary from these estimates.

Claims

The Company is involved in litigation matters in the ordinary course of business. Although the outcome of such matters is always subject to uncertainties, management believes that the final outcome of these matters will not, individually or in the aggregate, have a material adverse effect upon the Company's financial position, results of operations, or cash flows.

14

PE FACILITY SOLUTIONS, LLC

Notes to the Financial Statements

Year Ended December 31, 2018

Note 11 - Contingencies, continued

Severance Agreements

The Company has entered into employment agreements with certain executives of the Company. In the event of termination under certain conditions, the executives are entitled to cash severance payments, among other benefits. The maximum amount of severance that could be due under these agreements as of December 31, 2018 is approximately $483,000.

15